Zumiez Inc. Reports March 2015 Sales Results

Net Sales Increased 11.1% to $70.7 Million; March 2015 Comparable Sales Increased 5.5%

LYNNWOOD, WA -- (Marketwired - April 08, 2015) - Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended April 4, 2015 increased 11.1% to $70.7 million, compared to $63.6 million for the five-week period ended April 5, 2014. The Company's comparable sales increased 5.5% for the five-week period compared to a comparable sales decrease of 2.9% in the year ago period.

To hear the Zumiez prerecorded March sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of April 4, 2015 we operated 610 stores, including 552 in the United States, 36 in Canada, and 22 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200